UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 25, 2006
PETROHAWK ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-25717	86-0876964
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1100 Louisiana, Suite 4400
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 204-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.
     On January 25, 2006, Petrohawk Energy Corporation (the “Company”) entered into a Placement Agreement with respect to the private offer and sale of 13,000,000 shares of its common stock at a price equal to $14.50 per share to “accredited investors”, as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and to non-United States persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act. The Placement Agreement requires the Company to pay to certain placement agents a fee equal to $0.5945 for each share of common stock sold in the offering as compensation for services provided in connection with the offering and to reimburse the placement agents for certain expenses.
     On January 25, 2006, the Company also entered into a stock purchase agreement with EnCap Investments, L.P. and certain of its affiliates (collectively, “EnCap”), pursuant to which the Company has agreed to repurchase, and EnCap has agreed to sell, 3,322,441 shares of the Company’s common stock held by EnCap at a price per share equal to the net proceeds per share that the Company receives from the private offering. The stock purchase agreement is effective as of January 10, 2006.
     The shares of common stock privately placed in the offering have not been registered under the Securities Act or any state securities laws and, absent registration or an applicable exemption from such registration, may not be offered or sold in the United States. This disclosure is neither an offer to sell nor a solicitation of an offer to buy any of the securities to be issued in the private placement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION
By	/s/ Shane M. Bayless
Executive Vice President — Chief Financial
Officer and Treasurer

Date: January 31, 2006